Exhibit 99

NEWS

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IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS OCTOBER U.S. SALES

Ford's O'Connor: "Consumer fundamentals remain supportive. Retail market share continues its upward trend."

DEARBORN, MI, November 1, 2002 - U.S. customers purchased or leased 287,975 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Volvo, and Land Rover dealers in October, down 31 percent compared with last October's record sales. A year ago, Ford Motor Company broke a 24-year old sales record when sales climbed 34 percent compared with October 2000.

"Consumer fundamentals remain supportive for auto sales," said Jim O'Connor, Ford Group Vice President, North America Marketing, Sales and Service. "While overall consumer confidence indices have slipped, these same surveys reveal consumers continue to believe it's a good time to buy a new car or truck, and that mood certainly has been validated by the high level of auto sales in the last few months."

October sales for the all-new 2003 Ford Expedition and Lincoln Navigator were strong in relation to the overall industry. Expedition sales were 14,780 - the highest sales month so far for Ford's new full-size sport utility vehicle. Navigator sales were 3,077, its second highest month since the introduction of the 2003 model. The Expedition and Navigator debuted in June.

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"Expedition and Navigator are off to a great start," said O'Connor, "and they have made important contributions to our improving financial results and market share. We are particularly encouraged by the latest industry data, which confirms that our share of the retail market continues to trend upward."

Jaguar and Land Rover continued their record setting sales pace. Jaguar sales were 4,278, up four percent and Land Rover sales were 3,471, up 53 percent.